Exhibit 23.1

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM’S CONSENT

We consent to the inclusion in this Amendment No. 1 to the Registration Statement of Cambridge Holdco, Inc. on Form S-4, File No. 333-201199 of our report dated March 28, 2014, with respect to our audit of the financial statements of Cambridge Capital Acquisition Corporation (a company in the development stage) as of December 31, 2013 and for the period from October 31, 2013 (inception) through December 31, 2013, which report appears in the Prospectus, which is part of this Registration Statement. We also consent to the reference to our Firm under the heading “Experts” in such Prospectus.

/s/ Marcum LLP

Marcum LLP

New York, NY

January 29, 2015